UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2019

RESOURCE APARTMENT REIT III, Inc.

(Exact name of registrant as specified in its charter)

Commission file number: 000-55923

Maryland (State or other jurisdiction of incorporation or organization)	47-4608249 (I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103 (Address of principal executive offices) (Zip code)

(215) 231-7050 (Registrant's telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
n/a	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 1.01.Entry into a Material Definitive Agreement.

The information in this Report set forth under Item 2.03 regarding the financing arrangements into which Resource Apartment REIT III, Inc. (the “Company”) entered is incorporated herein by reference.

Item 2.01.Completion of Acquisition or Disposition of Assets.

On June 24, 2019, a wholly-owned subsidiary of the Company purchased a multifamily community located in Alexandria, Virginia (the “Virginia Property”) from an unaffiliated seller, MP Summit, LLC. The Virginia Property is an apartment community with 141 units and amenities, including a swimming pool, clubhouse, and a fitness center. The Virginia Property encompasses 164,140 rentable square feet. The Virginia Property was constructed in 1976 and is currently 94% leased.

The contract purchase price of the Virginia Property was $36.4 million, excluding closing costs. The Company funded the purchase price with proceeds from its ongoing public offering and proceeds from the mortgage loan discussed in Item 2.03 below. The Company believes that the Virginia Property is suitable for its intended purpose and adequately insured; however, the Company intends to make certain renovations to the unit interiors of the Virginia Property.

Item 2.03.Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

On June 24, 2019, we, through a wholly owned subsidiary, entered into a seven-year secured mortgage loan with CBRE Capital Markets, Inc., an unaffiliated lender, for borrowings of approximately $27.6 million secured by the Virginia Property (the “Virginia Property Mortgage Loan”). The Virginia Property Mortgage Loan matures on July 1, 2026. The Virginia Property Mortgage Loan bears interest at a fixed rate of 3.84%. Monthly payments are interest only for the first three years. Beginning on August 1, 2022, we will pay both principal and interest based on 30-year amortization. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity.

Prepayment is permitted, provided a prepayment premium is paid.  The prepayment premium is based on the greater of (i) 1% of the principal being repaid and (ii) the amount of principal being prepaid or accelerated, multiplied by the excess (if any) of the monthly note rate over the assumed reinvestment rate, multiplied by the present value factor. If the loan is securitized, the loan is locked to prepayment and defeasance for 24 months. After such 24-month lockout period, the loan can be defeased using treasury notes or other acceptable securities (including Freddie Mac referenced notes), provided that prepayment will be open at 1% during the last 2 years. If the loan is not securitized prior to the 12th installment due date or is never securitized, the prepayment premium will be yield maintenance through the end of the yield maintenance period (two years prior to maturity) followed by a 1% prepayment penalty during the immediate 3 months following the end of the yield maintenance period. No prepayment premium is required after April 1, 2026. The non-recourse carveouts under the loan documents for the Virginia Property Mortgage Loan are guaranteed by the Company.

Item 9.01.Financial Statements and Exhibits.

(a)  Financial Statements.

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that we intend to file the required financial statements on or before September 9, 2019, by amendment to this Form 8-K.

(b) Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE APARTMENT REIT III, INC.

Dated: June 25, 2019	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer